Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
     As independent petroleum engineers, we hereby consent to the inclusion in this Registration Statement of Quest Energy Partners, L.P. (the “Partnership”) on Form S-1 of our estimates of proved reserves and present value of future net reserves as of December 31, 2005, 2006 and 2007 and to the incorporation by reference of such data into this Registration Statement that is included in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2007.
     We also hereby consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Cawley, Gillespie & Assoc., Inc.

Cawley, Gillespie & Assoc., Inc.
Petroleum Engineers
Ft. Worth, Texas
July 23, 2008